Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2009 Conference Call

Prepared Remarks

January 29, 2010

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Fourth Quarter 2009 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at www.bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO of Bryn Mawr Bank Corporation (“the Corporation”), has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 436746. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

Yesterday afternoon we released our fourth quarter and full year earnings for 2009. Our fourth quarter 2009 net income of $2.64 million was an increase of $1.63 million over the fourth quarter of 2008. Net income for 2009 was $10.34 million or an increase of $1.01 million or 10.9% compared to 2008.

Our business model, emphasizing risk management and a disciplined approach to growing the Corporation, has served us well, particularly in these difficult financial times. The management team has demonstrated outstanding leadership focusing their attention on our four core competencies – Wealth Management, Business Banking, Retail Banking and Mortgage Banking, and as a result each of these business lines performed very well.

I would like to highlight some of the ways each of these business lines contributed to our success in 2009.

The Wealth Management Division had a fantastic year. Assets grew to approximately $2.9 billion for an increase of $724.6 million or 33.8% from year end 2008. We invested in several new initiatives in 2009 and we are seeing some very positive results in a short period of time. The BMT Asset Management unit was formed in the second quarter of 2009, by hiring well-know, experienced investment professionals who developed new investment relationships of approximately $90 million in less than six months. In its first full year of operation The Bryn Mawr Trust Company of Delaware grew to more than $385 million in assets. Improving market conditions and development of new relationships in other Wealth units also contributed to exceptional asset growth. In 2009 we developed a mass media promotional campaign to develop brand awareness of our Wealth Management capabilities using radio, print and outdoor advertising. We have been very satisfied with our promotional efforts and intend to continue these promotional strategies in 2010.

Revenues from Wealth Management services in 2009 increased 2.4% to $14.2 million over the same period last year. While we grew Wealth assets throughout the year, it is important to remember that we are only receiving fees for a portion of the year. We anticipate that the percentage of revenue from new relationships and growing portfolios will improve in 2010.

Retail Banking had another strong year with total deposits at $937.9 million for an increase of $68.4 million or 7.9% over December 31, 2008. The branch banking staff concentrated their selling efforts on generating small business accounts, cash management sales and “sticky” retail relationships. Retail promotions, which generated a large amount of traffic in our branches, required new checking accounts with direct deposit, online banking and eStatements in order to qualify for the promotional offers. We have been very satisfied with our promotional and selling efforts which helped to generate an 8% growth in the number of transaction accounts over 2008. We continue to benefit from turmoil in the financial industry as customers choose to develop a relationship with a Strong, Stable and Secure financial institution.

The new West Chester Regional Banking Center which opened in January 2009 contributed to our strong deposit growth with over $21 million in deposits at year end.

An important point to note is that we achieved significant deposit growth without having to “pay up” for these deposits by increasing the rate on deposits. In fact, our cost of funds percentage decreased every month in 2009. Our disciplined approach to deposit pricing and decreasing deposit rates throughout the year, allowed us to more than offset the declines in our loan yields and actually increase our tax equivalent net interest margin to 3.85% an increase of 22 basis points from the fourth quarter of 2008.

With loan yields under pressure our Business Banking group did a good job minimizing the impact of declining rates by holding rates on loans and negotiating repricing only when absolutely necessary and through the use of interest rate floors on certain types of loans.

Total loans and leases of $885.7 million were down 1.5% or $13.8 million compared to December 31, 2008. Construction loans and leases declined because of managements desire to limit our exposure to these types of financing. However, partially offsetting declines in these categories we experienced solid growth in commercial mortgages (up 6.1%) and home equity lines and loans (up 15.1%) in our local market area.

We are encouraged by the stabilization of our leasing portfolio during 2009, as net charge-offs have continually decreased on a quarterly basis from $1.6 million at 12/31/2008 to $763 thousand at 12/31/2009. We are cautiously optimistic that the leasing unit will return to profitability in 2010.

The overall quality of our loan and lease portfolio is performing well with total non performing loans and leases of 80 basis points at 12/31/2009 and we have not compromised our strict underwriting standards which has served us particularly well in these difficult times.

Residential Mortgage revenues were $6.0 million in 2009 compared to $1.3 million in 2008. The low rate environment created a very beneficial opportunity for mortgage refinancing activity especially in the first half of 2009. While activity has slowed during the fourth quarter of 2009 to $859 thousand it was significantly higher than the fourth quarter of 2008.

Non-interest expense increased in the fourth quarter compared to the third quarter of 2009 and the year ago period mainly the result of due diligence and merger related expenses, professional fees and FDIC insurance.

At December 31, 2009 we had unused borrowing capacity of $433 million and an additional $38 million at the Federal Reserve and $18 million in money market funds.

Our Regulatory capital levels at December 31, 2009 exceed the minimum requirements for “well capitalized” at both the Bank and Corporate level and have increased from 12/31/2008.

During the fourth quarter, we announced our agreement to acquire First Keystone Financial Inc. and its main operating subsidiary First Keystone Bank and we are very excited that they have agreed to join Bryn Mawr Trust. First Keystone has a rich history of providing exceptional client service and we feel that our combined organization will have many opportunities to grow market share. The proposed merger is subject to regulatory approval, a First Keystone Financial Inc. shareholder vote scheduled for March 2, 2010 and other conditions. The transaction is expected to close in the third quarter of 2010.

Finally, I would like to emphasize that we are focused on achieving our key objectives and I would like to summarize some of the objectives and strategies that we will continue to concentrate on throughout 2010:

•	Complete the merger with First Keystone Financial and introduce Bryn Mawr Trust services to its customers.

•	Protect the Margin.

•	Strong Asset Quality

•	Maintain Capital and Liquidity positions

•	Control Expenses

•	Improved Revenues

•	Capitalize on New Market Opportunities.

•	Expand our Wealth Management offering

In summary, Bryn Mawr Trust is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time. We are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The Bryn Mawr Trust Company, for over 121 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of 14 cents per share payable on March 1, 2010 to shareholders of record as of February 8, 2010. This is our 68th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

Where to Find More Information About the First Keystone Financial, Inc. Merger

The Corporation has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 concerning the proposed merger of First Keystone Financial, Inc. into the Corporation (the “Merger”). The Registration Statement includes a prospectus for the offer and sale of the Corporation’s Common Shares to First Keystone Financial, Inc.’s shareholders as well as a proxy statement for the solicitation of proxies from First Keystone Financial, Inc.’s shareholders for use at the meeting at which the Merger will be voted upon. The combined prospectus and proxy statement and other documents filed by the Corporation with the SEC contain important information about the Corporation, First Keystone Financial, Inc., and the Merger. We urge investors and First Keystone Financial, Inc.’s shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. First Keystone Financial, Inc.’s shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the Merger. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement – along with other filings containing information about the Corporation – at the SEC’s website at http://www.sec.gov. Copies of the combined prospectus and proxy statement, and the filings with the SEC incorporated by reference in the combined prospectus and proxy statement, can also be obtained free of charge by directing a request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010, attention Robert Ricciardi, Secretary, telephone (610) 526-2059.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

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